As filed with the Securities and Exchange Commission on February 16, 2011

Registration No. 333-63500

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

TODD SHIPYARDS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	91-1506719
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1801-16th Avenue SW

Seattle, WA 98134

(206) 623-1635

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

INCENTIVE STOCK COMPENSATION PLAN OF TODD SHIPYARDS CORPORATION

(Full title of the plan)

Michael G. Marsh

Secretary and General Counsel

TODD SHIPYARDS CORPORATION

1801-16th Avenue SW

Seattle, WA 98134

(206) 623-1635

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

C. Kent Carlson

Kristy T. Harlan

K&L Gates LLP

925 4th Avenue, Suite 2900

Seattle, Washington 98104-1158

(206) 623-7580

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1, filed by Todd Shipyards Corporation, a Delaware corporation (the “Company”), deregisters all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-63500, which was filed with the SEC on June 21, 2001 (the “Registration Statement”).

On February 15, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated December 22, 2010 (the “Agreement”) among the Company, Vigor Industrial LLC, an Oregon limited liability company (“Parent”), Nautical Miles, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 16, 2011.

TODD SHIPYARDS CORPORATION

By:	/s/ Stephen G. Welch
Stephen G. Welch
President